Exhibit 6.92.1

[redacted]

Contractual Change

Change Order #1

Change Order Date: 7/15/2021

Buyer	Property		Transaction	
Arrived Holdings Inc.	Community:	Lexington Place	Contract Date:	7/15/2021
	Lot:	37	Base Price:	$ 231,000.00
	Floor Plan:	Guilford - Genesis Value - Guilford / Elev:N/A	Lot Premium:	$ 8,000.00
			SO Selections:	$ 15,170.00
	Property:	135 McMakin Drive Lyman, SC 29365	DC Selections:	$ 5,597.00
			Adjustments:	$ 0.00
			Purchase Price:	$ 259,767.00

Change Order Items

Changed Items	Changed From	Changed To
Home Buyer Info/AttorneyCell	[redacted]	[redacted]
Home Buyer Info/AttorneyCity		
Home Buyer Info/AttorneyContact		
Home Buyer Info/AttorneyEmail		
Home Buyer Info/AttorneyName		
Home Buyer Info/AttorneyPhone		
Home Buyer Info/AttorneyStreet		
Home Buyer Info/AttorneyZipCode		
Home Buyer Info/ContractName	Arrived Holdings Inc.	Arrived SC Elevation, LLC
Home Buyer Info/Name of Buyer #1	Arrived Holdings Inc.	Arrived SC Elevation, LLC

If closing is delayed through no fault of Seller, Seller may at its option charge Purchaser an extension fee equal to one-thirtieth of one percent (1/30%) of purchase price per day, which is equal to $86.59 per day.

[redacted] Arrived Holdings Inc. 7/15/2021
Date

[redacted] 7/15/2021
Date